Exhibit 10.29

STATEMENT OF WORK
QH-001

This Statement of Work (“SOW”), by and between Touchpoint Metrics, Inc. (“the Company”) and Quadrant Homes (“Client”) effective as of the later date signed below (“Effective Date”), will serve as Client’s approval for the Company to begin work on the project outlined in the Company’s November 29, 2012 proposal for services titled “Touchpoint Mapping®” (“Proposal”) under the general terms of the engagement as described there and in the following:

Project Name:  Customer Experience Design

Project Description: Design an ideal state customer journey that will help Client build a brand-driven, competitively differentiated customer experience for Evoke.

Phase 1, Immersion ▪ Project Planning and Kick-Off ▪ Existing Data Analysis and Secondary Research ▪ 1:1 Management and Team Interviews (~4-6) ▪ Project Plan	Phase 2, Insights ▪ Touchpoint Mapping Workshop ▪ Wants and Needs Mapping ▪ Persona Development ▪ Journey Mapping (2, Current State)
Phase 3, Strategy ▪ Business Analysis and Key Findings ▪ Customer Experience Strategy ▪ Ideation and Refinement	Phase 4, Design ▪ Service and Process Design ▪ Journey Mapping (2, Ideal State) ▪ Implementation and Prioritization Roadmap ▪ Final Stakeholder Presentations
Implementation Oversight ▪ Key Milestone Consulting, Director (1 Day) ▪ Key Milestone Consulting, Senior Staff (1 Day)

Budget Estimate:

Phase 1:	Immersion	$17,233
Phase 2:	Insights	34,746
Phase 3:	Strategy	18,363
Phase 4:	Design	30,058
Implementation Oversight		5,600
	Total Fees:	$106,000

The Company’s budget estimates are based on an estimate of the actual time and resources required to complete the SOW. These fees are presented as a fixed bid fee to complete the work outlined.  The fees would only change if the scope of work changes, and only if authorized by the Client in advance, through a signed Estimated Addendum, of such fees being incurred.

Payment Schedule:
Upon the Effective Date, an amount equal to one-third of the total amount of fees specified in the Budget Estimate (i.e., One hundred and six thousand U.S. Dollars ($106,000)) (the “Project Fee Total”) will be invoiced and due upon receipt of such invoice ($35,333).  Based on an anticipated timeline of ten (10) weeks, the second invoice for an additional one-third of the Project Fee Total ($35,333) will be sent out at the completion of Phase 2.  The third and final invoice for the remaining one-third of the Project Fee Total ($35,334) will be sent upon delivery of the final report and all deliverables specified in the Project Description, or ten (10) weeks after the Effective Date, whichever comes second.  All invoices, except the initial invoice which is due upon receipt, are due Net 15 days.

Out-of-Pocket Expenses:
The Project Fee Total in this SOW includes anticipated out-of-pocket expenses. Out-of-pocket expenses include (but are not limited to) color outputs, copies, deliveries, transcription services, travel, etc.

Approvals:
The current authorized approval source for Client is Ken Krivanec.

Terms and Conditions:
This SOW is entered under and pursuant to the Services Agreement between the Company and the Client (“Agreement”) dated November 30, 2012, and is subject to all the terms and conditions of that Agreement.

For the Company	Accepted for Client

MICHAEL HINSHAW	KEN KRIVANEC
Signature	Signature

Michael Hinshaw	Ken Krivanec, President
President

12/7/12
November 30, 2012	Date

Statement of Work – QH-001	Page of [INSERT PAGE NUMBER]